Exhibit 107

Calculation of Filing Fee Tables
Form S-8
MONGODB, INC.
(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(6)
Equity	Class A common stock, par value $0.001 per share	457(h)	3,496,138(2)	$207.38(4)	$725,029,099	0.00011020	$79,898.21
Equity	Class A common stock, par value $0.001 per share	457(h)	699,066(3)	$176.28(5)	$123,231,355	0.00011020	$13,580.10
Total Offering Amounts					$848,260,454		$93,478.31
Total Fee Offsets							–
Net Fee Due							$93,478.31

(1)Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Class A common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Class A common stock.

(2)Represents (i) an automatic annual increase equal to 5% of the total number of shares of the Registrant’s capital stock outstanding on the last day of the immediately preceding fiscal year to the aggregate number of shares of the Registrant’s Class A common stock reserved for issuance under, and which annual increase is provided by, the Registrant’s 2016 Equity Incentive Plan (as amended, the “2016 Plan”) plus (ii) 809 shares of the Registrant's Class A common stock that have become available for issuance under the 2016 Plan as a result of the forfeiture, termination, expiration or repurchase of stock options or other stock awards that had been granted under the Registrant's 2008 Stock Incentive Plan (the “2008 Plan”), pursuant to the terms of the 2016 Plan.

(3)Represents an automatic increase equal to 1% of the total number of shares of the Registrant’s capital stock outstanding on the last day of the immediately preceding fiscal year to the aggregate number of shares of the Registrant’s Class A common stock reserved for issuance under, and which annual increase is provided by, the Registrant’s 2017 Employee Stock Purchase Plan (the “2017 ESPP”).

(4)Estimated in accordance with Rule 457(c) and (h) solely for purposes of calculating the registration fee on the basis of $207.38, the average of the high and low prices of the Registrant’s Class A common stock as reported on the Nasdaq Global Select Market on March 15, 2023.

(5)Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $176.28, the average of the high and low prices of the Registrant’s Class A common stock as reported on the Nasdaq Global Select Market on March 15, 2023, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2017 ESPP.
(6)The Registrant does not have any fee offsets.